TRUSTCO
Bank Corp NY	Exhibit 99

FIRST AMENDMENT TO
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

WHEREAS, TrustCo Bank Corp NY, a New York corporation (hereinafter referred to as “TrustCo”), Trustco Bank, a savings bank duly organized and existing under the laws of the United States (hereinafter referred to as the “Bank”) (hereinafter collectively with TrustCo referred to as the “Companies”) entered into an Amended and Restated Employment Agreement, effective as of December 31, 2001 (hereinafter referred to as the “Agreement”) with ______________________ (hereinafter referred to as the “Executive”); and

WHEREAS, the Companies and the Executive desire to amend the Agreement in its entirety, effective as of March 1, 2008;

NOW, THEREFORE, the Agreement is hereby amended, effective as of March 1, 2008, as provided below:

1.        Subsection (b) of Section 6 is deleted in its entirety and replaced with the following:

(b)           Upon termination of the Executive’s employment due to retirement (defined as the earliest retirement date applicable to the Executive under the Retirement Plan of Trustco Bank), disability (as defined herein), or death, the Companies shall, for the longer of the life of the Executive or the life of the Executive’s spouse, provide, at no charge or premium, to the Executive and/or Executive’s family (which shall include the Executive’s spouse and the Executive’s children for so long as the children meet the status requirements as set forth by the medical and health insurance providers) the medical and health insurance benefits (including dental and prescription drug benefits) substantially similar to those which Executive and Executive’s family were receiving immediately prior to Executive’s termination by the Companies under the Companies’ medical insurance plan and Executive Medical Reimbursement Plan, provided, however, that the combined benefits shall not be less than the maximum available as of the date hereof, and shall not be modified without the Executive’s or the Executive’s spouse’s (in the event Executive is deceased) consent.  The Companies shall provide to the Executive the life insurance provided to similarly situated retirees by the Companies under the Companies’ insurance plan.  The obligations of the Companies pursuant to this subsection (b) shall survive the termination of this Agreement.  For purposes of this Agreement, the term “Disability” means a mental or physical condition which (i) in the opinion of a physician mutually agreed upon by the boards of directors of the Companies and the Executive, will prevent the Executive from carrying out the material job responsibilities or duties to which the Executive was assigned at the time disability was incurred, and (ii) is expected to last for an indefinite duration or a duration of more than six months.

2.        Except as expressly herein changed, the Agreement remains in full force and effect as originally written.

IN WITNESS WHEREOF, TrustCo, the Bank and the Executive have caused this Amendment to the Amended and Restated Employment Agreement to be executed as of this ____ day of __________, 2008.

ATTEST:	TRUSTCO BANK CORP NY

By:
Secretary

ATTEST	TRUSTCO BANK

By:
Secretary

AGREEMENT OF EXECUTIVE

[name of executive]